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Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Media 100 Inc.

As independent public accountants, we hereby consent to the incorporation of our report dated January 4, 2000 (except with respect to the matters discussed in Notes 7 (b) (i), 7 (b) (ii) and 15 (b), for which the dates are August 16, 2000, September 21, 2000 and May 9, 2000, respectively) included in this Form 8-K, into the Company's previously filed Registration Statements on Form S-8 (File nos. 33-00346, 33-06609, 33-50692, 333-34139 and 333-52139). Our report dated
January 4, 2000 included in the Company's Form 10-K for the year ended November 30, 1999 is no longer appropriate since restated financial statements have been presented giving effect to a business combination accounted for as a pooling-of-interests.


                             /s/ Arthur Andersen LLP
                             Arthur Andersen LLP

Boston, Massachusetts
December 22, 2000